Exhibit 99.1

KKR Real Estate Finance Trust Inc. Announces Closing of $1.0 Billion CLO

NEW YORK —KKR Real Estate Finance Trust Inc. (NYSE: KREF) today announced the Company closed KREF 2018-FL1 Ltd., a $1.0 billion managed Commercial Real Estate Collateralized Loan Obligation (“CRE CLO”) on November 28, 2018. The CRE CLO finances pari passu participation interests in 24 of KREF’s portfolio loans and provides KREF with match-term financing on a non-mark-to-market and non-recourse basis.  The CRE CLO features a two-year reinvestment period with an 81% advance rate at a weighted average running cost of capital of L+1.36% (before amortized costs).

Chris Lee and Matt Salem, Co-Chief Executive Officers of KREF, stated: “The closing of our inaugural CLO transaction represents an important franchise building milestone for KREF and an important step in diversifying our financing sources and increasing our total non-mark-to-market financing capacity. The scale and quality of our loan portfolio positioned us to execute this market leading financing at an attractive cost of capital.”

Wells Fargo Securities, KKR Capital Markets LLC, Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC served as co-lead managers and joint bookrunners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KREF

KKR Real Estate Finance Trust Inc. (NYSE:KREF) is a real estate finance company that focuses primarily on originating and acquiring senior loans secured by commercial real estate properties. KREF is externally managed and advised by an affiliate of KKR & Co. Inc. For additional information about KREF, please visit KREF’s website at www.kkrreit.com.

Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control, including those described under the section entitled "Risk Factors" in KREF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, accessible on the SEC’s website at www.sec.gov. Accordingly, actual outcomes or results may differ materially from those indicated in this release. All forward looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

MEDIA CONTACT:
Kristi Huller or Cara Major
(212) 750-8300
media@kkr.com

INVESTOR RELATIONS CONTACT:
Sasha Hamilton
(212) 401-0447
sasha.hamilton@kkr.com